Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of FireEye, Inc. of our report dated April 2, 2013, except for Note 2 as to which the date is February 1, 2014, relating to the financial statements of Mandiant Corporation which appears in FireEye, Inc.’s Current Report on Form 8-K/A dated February 3, 2014.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

June 3, 2014